EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Alaska Airlines, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-64998) on Form S-3 of Alaska Airlines, Inc. of our report dated February 23, 2010, with respect to the balance sheets of Alaska Airlines, Inc. as of December 31, 2009 and 2008, and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, which report appears in the December 31, 2009 annual report on Form 10-K of Alaska Airlines, Inc.

The Company adopted the provisions of SFAS No. 157, Fair Value Measurements (included in FASB ASC Topic 320, Investments-Debt and Equity Securities) and the measurement date provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (included in FASB ASC Topic 960, Plan Accounting – Defined Benefit Pension Plans), effective January 1, 2008.

/s/ KPMG LLP

Seattle, Washington
February 23, 2010